FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2007 FIRST QUARTER FINANCIAL RESULTS
CAMBRIDGE, Mass., February 15, 2007 — Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the first fiscal quarter ended January 31, 2007. For the quarter, the company reported a net loss of $6.9 million, or $0.11 per common share, compared with a net loss of $6.4 million, or $0.22 per common share, for the corresponding period in 2006. Class A common shares outstanding on January 31, 2007 and 2006 were 77,715,124 and 38,589,170, respectively.
Revenues
Total revenues for the first quarter of 2007 were $594,000, including $444,000 from sales of the company’s veterinary product Oxyglobin® and $134,000 from past congressional appropriations administered by the U.S. Army.* The Army payments reimburse Biopure for certain trauma development expenses for Hemopure®, the company’s oxygen therapeutic for human use. Total revenues for the same period in 2006 were $477,000, including $341,000 from Oxyglobin sales and $129,000 from Army payments. Oxyglobin revenues increased in 2007 compared to the first quarter of fiscal 2006 due to higher unit sales and a higher average selling price.
Cost of revenues was $3.2 million for the first quarter of fiscal 2007, compared to $3.1 million for the same period in 2006. Cost of revenues includes costs of both Oxyglobin and Hemopure. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.3 million for the first quarter of fiscal 2007 compared to $2.4 million for the same period in 2006. Oxyglobin cost of revenues was $819,000 for the first quarter of fiscal 2007, compared to $698,000 for the same period in 2006, due to higher unit sales.
Expenses
Research and development expenses were $1.9 million for the first quarter of fiscal 2007, compared to $1.5 million for the same period in 2006. The increase was primarily due to higher employee-related expenses, including new hires, and to higher spending on trauma and ischemia-related preclinical studies, partially offset by lower outside services expenses.
Sales and marketing expenses increased to $392,000 for the first quarter of fiscal 2007, from $172,000 for the same period in 2006. This increase is due to a charge for Hemopure units to be donated to public hospitals in South Africa to encourage product usage and generate treatment data.
General and administrative expenses decreased to $2.2 million for the first quarter of fiscal 2007, from $2.3 million for the same period in 2006. This decrease is primarily due to lower insurance premiums partially offset by higher consulting expenses.
Financial Condition
At January 31, 2007, Biopure had $17.6 million in cash on hand, including approximately $16.5 million in net proceeds raised during the quarter through sales of its common stock and warrants.
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Settlement of Litigation
On February 14, 2007, Biopure signed an agreement in principle to settle the securities class action litigation pending in U.S. District Court, Massachusetts. Under the settlement, all claims against Biopure and the individual defendants would be dismissed with prejudice. The settlement would have no financial effect on Biopure or any of the individual defendants. The settlement is subject to agreeing upon a formal stipulation of settlement and court approval.
U.S. Clinical Developments
In November 2006, Biopure met with the Food and Drug Administration (FDA) to discuss the clinical issues and assessments necessary for an investigational new drug application (IND) to conduct a clinical trial in patients in cardiogenic shock. Biopure is preparing an IND for possible submission to the FDA later this year.
In December 2006, the FDA Blood Products Advisory Committee (BPAC) met to discuss the U.S. Navy’s IND for its proposed 1,100-patient “RESUS” Phase 2b/3 clinical trial of Hemopure for out-of-hospital treatment of trauma patients in hemorrhagic shock, which the FDA has placed on hold. The BPAC voted 11 to 8 against proceeding with RESUS as proposed, and committee members suggested modifications to the trial design. The Navy and FDA are currently in discussions regarding protocol revisions that could allow RESUS to proceed as a smaller Phase 2 trial, subject to FDA approval.
Since the BPAC meeting, FDA has approved several requests for “compassionate use” of Hemopure by granting single-patient INDs for the treatment of individual patients with life-threatening anemia when red blood cell transfusion was not an option. Prior to these cases, there had been no compassionate use of the product in the U.S. since 2000.
Foreign Clinical Developments
In January 2007, Biopure received a provisional opinion letter in response to the company’s marketing authorization application (MAA) for an orthopedic surgical anemia indication for Hemopure in the U.K. Biopure has reviewed the questions in the letter with its own U.K. medical advisory board, believes they are addressable, and plans to meet with the regulatory assessors who evaluated the application before it formally responds to the letter in mid 2007. The time period for a final decision on the MAA is not prescribed by law or regulation and can vary, but a time period of four to six months is typical once an applicant responds to the questions in the letter.
In ischemia-related applications, Biopure is sponsoring pilot clinical trials of Hemopure in Europe and South Africa:
•	A 60-patient Phase 2 trial in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery has enrolled a total of 26 patients to date in Greece and the U.K., and hospital approval has been granted to conduct the trial at a site in South Africa.

•	A 100-patient Phase 2 trial in patients with peripheral vascular disease who are undergoing lower limb amputation has enrolled 11 patients to date in South Africa.

•	Initiation of a proposed Phase 2 trial in The Netherlands in patients with multi-vessel coronary artery disease who are undergoing percutaneous coronary intervention (PCI) is pending hospital approval of an amendment to the previously approved protocol. The principal investigator has advised the company that the results of this trial may be apparent after fewer than 10 patients.
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In South Africa, Biopure is sponsoring a 50-patient single-center Phase 2 safety and tolerability trial of Hemopure, in a hospital setting, for emergency treatment of unstable trauma patients who have significant blood loss and low blood pressure. Enrollment has been slow and intermittent, with 26 patients enrolled to date. Biopure and the principal investigator are in discussions regarding protocol modifications designed to accelerate patient enrollment.
FY2007 Second Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the second fiscal quarter ending April 30, 2007, on Thursday, May 17, 2007.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Navy’s government- funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 182,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.
Statements in this press release that are not strictly historical are forward-looking statements, including those that might imply that the Navy’s proposed RESUS clinical trial will be allowed to proceed, that clinical trials of Hemopure will complete enrollment or have expected outcomes, that Hemopure will receive marketing approval in Europe or the U.S. or that Biopure will realize significant sales revenues, and including any statements regarding the expected size of the RESUS clinical trial or future actions by the Navy, Biopure’s ability to satisfactorily address issues raised by regulatory authorities, the timing for preparing any such response, the timing for any subsequent regulatory actions, and the likelihood of receiving marketing authorization. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials, and the factors identified under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed on January 29, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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* From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 31
	2007	2006

Total revenues	$594	$477
Cost of revenues	3,162	3,074

Gross loss	(2,568)	(2,597)
Operating expenses:
Research and development	1,915	1,474
Sales and marketing	392	172
General and administrative	2,231	2,300

Total operating expenses	4,538	3,946

Loss from operations	(7,106)	(6,543)
Other income, net	178	103

Net loss	$(6,928)	$(6,440)

Basic and diluted net loss per common share	$(0.11)	$(0.22)

Weighted-average common shares outstanding	64,773	28,989

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2007	October 31, 2006

Assets
Total current assets	$20,878	$10,621
Net property and equipment	21,586	22,406
Other assets	791	805

Total assets	$43,255	$33,832

Liabilities and stockholders’ equity
Total current liabilities	$3,800	$4,216
Deferred revenue, net of current portion	1,115	987
Restructuring costs, net of current portion	—	46
Other long term liabilities	41	41

Total liabilities	4,956	5,290

Total stockholders’ equity	38,299	28,542

Total liabilities and stockholders’ equity	$43,255	$33,832